Ambac Announces Leadership Changes

Appoints Board Co-Chair Nader Tavakoli Interim President & CEO of Ambac Financial
and Executive Chairman of Ambac Assurance

Appoints Board Member Jeffrey S. Stein Chairman of the Board of Ambac Financial

Appoints CFO David Trick Interim President & CEO of Ambac Assurance

NEW YORK, NY, December 23, 2014 (GLOBE NEWSWIRE) -- Ambac Financial Group, Inc. (Nasdaq: AMBC) (“AFG”), a holding company whose subsidiaries, including Ambac Assurance Corporation (“AAC”), provide financial guarantees and other financial services, today announced leadership changes.

Diana N. Adams is resigning as President and Chief Executive Officer of AFG and AAC by mutual agreement with the Board of Directors effective as of the close of business on December 31, 2014. Ms. Adams will also step down from the Board of Directors of each entity.

Effective January 1, 2015 Board Co-Chair Nader Tavakoli was appointed interim President and Chief Executive Officer of AFG and Executive Chairman of AAC. Board Member Jeffrey S. Stein was appointed Chairman of the Board of AFG. David Trick, Senior Managing Director, Chief Financial Officer and Treasurer of AFG and AAC, will assume the additional role of interim President and Chief Executive Officer of AAC.

The Board has established a Search Committee and will commence a search for a permanent CEO. The Board also intends to add one independent director and will commence a search for a candidate in early 2015, led by the Governance and Nominating Committee.

Mr. Tavakoli said, “I would also like to thank Diana for her many contributions to Ambac. I am grateful for the confidence the Board has placed in me to lead the Company during this important time. I look forward to working closely with David, who has an in-depth understanding of our strategy, operations and finances, as well as the entire senior management team, toward the successful rehabilitation of the Segregated Account.”

Mr. Tavakoli continued, “I am certain that through the continued hard work and dedication of all of our employees, Ambac is well positioned to succeed. Together, we will continue to focus on the paramount task of maximizing the value of AAC for our stakeholders, and we will selectively explore opportunities to grow and diversify AFG.”

Ms. Adams said, “Over the past 15 years, I have had the opportunity to work with many talented and dedicated colleagues at Ambac. I am proud of what we have accomplished together and I believe there are more great things ahead for Ambac.”

Nader Tavakoli has been Co-Chair and a Director of AFG and AAC since May 1, 2013. Mr. Tavakoli is Chairman and Chief Executive Officer of EagleRock Capital Management, a private investment partnership. Among his other current professional activities, Mr. Tavakoli is also a Director and Litigation Trustee of MF Global Holdings, where he is pursuing claims against former management and others in connection with recovery of losses incurred at that company. Prior to founding EagleRock in 2002, Mr. Tavakoli managed substantial investment portfolios with Odyssey Partners and Highbridge Capital Management, both private investment partnerships. During his nearly 25 year investment career, Mr. Tavakoli has made investments across numerous industries, including significant investments in financial services companies. Mr. Tavakoli began his professional career as an attorney with the law firm of Milbank, Tweed, Hadley and McCloy, where he primarily represented institutional clients in banking, litigation and corporate restructuring matters.

Jeffrey S. Stein has been a Director of AFG and AAC since May 1, 2013. Mr. Stein is Co-Founder and Managing Partner of Power Capital Partners LLC, a private equity firm founded in 2011. Mr. Stein currently serves as a director on the Boards of Dynegy Inc. (NYSE: DYN) and Granite Ridge Holdings, LLC. Mr. Stein is an investment professional with over 20 years of experience in the high yield, distressed debt and special situations asset class who has substantial experience investing in the financial services industry. Previously Mr. Stein was Co-Founder and Principal of Durham Asset Management LLC, a global event-driven distressed debt and special situations asset management firm.

David Trick has served as Chief Financial Officer and a Senior Managing Director of AFG and AAC Assurance since January 2010. Mr. Trick has executive responsibility for managing Ambac’s financial affairs, including financial reporting, investment management, asset liability management, financial planning, tax strategy, capital resources, operations, capital markets, liquidity, and investor relations. In addition, since May 2006, he has served as Treasurer of AFG and AAC. Mr. Trick joined Ambac in 2005 from The Bank of New York Mellon, where he was a senior banker responsible for delivering strategic solutions to insurance industry clients, including those in the financial guarantee industry.

About Ambac
Ambac Financial Group, Inc. (“AFG”), headquartered in New York City, is a holding company whose subsidiaries, including its principal operating subsidiary, Ambac Assurance Corporation ("AAC"), Everspan Financial Guarantee Corp., and Ambac Assurance UK Limited, provide financial guarantees and other financial services to clients in both the public and private sectors globally. Ambac Assurance, including the Segregated Account of Ambac Assurance (in rehabilitation), is a guarantor of public finance and structured finance obligations. Ambac is also exploring opportunities involving the acquisition and/or development of new businesses. Ambac's common stock trades on the NASDAQ Global Select Market. The Amended and Restated Certificate of Incorporation of Ambac contains substantial restrictions on the ability to transfer Ambac’s common stock. Subject to limited exceptions, any attempted transfer of common stock shall be prohibited and void to the extent that, as a result of such transfer (or any series of transfers of which such transfer is a part), any person or group of persons shall become a holder of 5% or more of Ambac’s common stock. Ambac is committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our website to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates to the status of certain primary representation & warranty litigations. For more information, please go to www.ambac.com.

Contact

Abbe F. Goldstein, CFA
Managing Director, Investor Relations and Corporate Communications
(212) 208-3222; agoldstein@ambac.com

Forward-Looking Statements
Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ, possibly materially, from those included in these statements due to a variety of factors. Important factors that could cause our results to differ, possibly materially, from those indicated in the forward-looking statements include, among others, those discussed under “Risk Factors” in Part I, Item 1A of Ambac Financial Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013 and in Part II, Item 1A of the Quarterly Report on Form 10-Q for the three month period ended September 30, 2014.

Source: Ambac Financial Group, Inc.